Exhibit 8.2

CLIFFORD CHANCE US LLP
31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375
www.cliffordchance.com

FORM OF EXHIBIT 8.2 OPINION

[                    ], 2012

Corporate Property Associates 15 Incorporated

50 Rockefeller Plaza

New York, New York 10020

CPA 15 Holdco Inc.

50 Rockefeller Plaza

New York, New York 10020

Ladies and Gentlemen:

We have acted as counsel to Corporate Property Associates 15 Incorporated, a Maryland corporation (“CPA®:15”), in connection with an Agreement and Plan of Merger, dated as of February 17, 2012 (the “Merger Agreement”), by and among CPA®:15, CPA 15 Holdco, Inc., a Maryland corporation (“CPA 15 Holdco”), W.P. Carey & Co. LLC, a Delaware limited liability company (“W.P. Carey”), W.P. Carey REIT, Inc. (now named W.P. Carey Inc.), a Maryland corporation (“NewCo REIT”), CPA 15 Merger Sub Inc., a Maryland corporation and an indirect subsidiary of NewCo REIT (“Merger Sub”), and, for the limited purposes therein, Carey Asset Management Corp. (“CAM”), and W.P. Carey & Co. B.V. (“Foreign Subsidiary”), as described in a Registration Statement on Form S-4, File No. 333-180328, and the related joint proxy statement/prospectus filed by W.P. Carey Inc. with the U.S. Securities and Exchange Commission on March 23, 2012, as amended by Amendment No. 1, filed as of May 14, 2012, and Amendment No. 2 filed as of June 11, 2012 (the “Registration Statement”). As contemplated in the Merger Agreement, (1) CPA®:15 will merge with an indirect, wholly-owned subsidiary of CPA®:15, with CPA®:15 surviving the merger as a wholly-owned subsidiary of CPA 15 Holdco, and each outstanding share of CPA®:15 common stock will be converted into a share of CPA 15 Holdco common stock (the “CPA 15 Merger”) and (2) CPA 15 Holdco will merge with and into Merger Sub, with Merger Sub surviving the Merger (the “Merger”).

In connection with the Merger Agreement, you have requested our opinion with respect to certain U.S. federal income tax matters related to the CPA 15 Merger and the Merger. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing

CLIFFORD CHANCE US LLP

as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinion expressed herein, we have examined and relied on (i) the Merger Agreement, (ii) the Registration Statement, (iii) a certificate of representations, dated as of the date hereof, provided by CPA®:15, CPA 15 Holdco and CAM, and a certificate of representations, dated as of the date hereof, provided by W.P. Carey, NewCo REIT and Merger Sub (each, a “Certificate of Representations,” and collectively, the “Certificates of Representations”), and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true, correct and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct and complete and will remain true, correct and complete, (v) the Merger will be consummated in accordance with the terms of the Merger Agreement, and as described in the Registration Statement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vii) the parties at all times will operate in accordance with the method of operation described in their organizational documents and the Registration Statement.

For purposes of rendering the opinion expressed herein, we have also assumed that the representations contained in the Certificates of Representations are true, correct and complete and will remain true, correct and complete, that CPA®:15, CPA 15 Holdco, CAM, W.P. Carey, NewCo REIT, and Merger Sub have complied with and will continue to comply with the covenants and agreements set forth in the Certificates of Representations and the Merger Agreement, and that each representation that is stated in the Certificates of Representations to be made to the best of the knowledge of CPA®:15, CPA 15 Holdco, CAM, W.P. Carey, NewCo REIT, or Merger Sub is accurate and complete and will remain accurate and complete without regard to such qualification as to the best of such party’s knowledge.

Our opinion could be affected if any of the facts set forth in the Merger Agreement, the Registration Statement or the Certificates of Representation or other documents, records and instruments we have reviewed are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Merger Agreement or the Certificates of Representations.

Based upon and subject to the foregoing, we are of the opinion that (1) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) the CPA 15 Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

CLIFFORD CHANCE US LLP

The opinion expressed herein represents our conclusion as to the application of the U.S. federal income tax laws existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes or judicial decisions that would modify or supersede our opinion will not be forthcoming. The opinion expressed herein represents our conclusion based upon the assumptions, documents, facts, representations, covenants and agreements referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions, representations, covenants or agreements could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificates of Representations.

The opinions set forth in this letter are: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of CPA®:15 and CPA 15 Holdco. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,